Exhibit 23.3

CONSENT OF EXPERT

November 26, 2012

ILFC Holdings, Inc.

10250 Constellation Blvd., Suite 3400

Los Angeles, California 90067

Re: Report on aircraft leasing industry

Ladies and Gentlemen:

This letter confirms that ICF SH&E, Inc. (“SH&E”) hereby consents to the use of its report relating to the aircraft leasing industry contained in Amendment No. 5 (and all subsequent amendments) to the Registration Statement on Form S-1 (the “Registration Statement”) of ILFC Holdings, Inc. (“IHI”), and the prospectus contained therein, under the heading “Aircraft Leasing Industry” and to IHI naming SH&E as a source of information and data relating to the aircraft leasing industry in other sections of the Registration Statement.  The Registration Statement is being filed in connection with the offer and sale of the common stock of IHI (the “Offering”) pursuant to a registration with the Securities and Exchange Commission and a listing on the New York Stock Exchange.  SH&E also consents to reference of SH&E as an expert in the Registration Statement and the prospectus contained therein.

This letter further confirms that neither SH&E nor any of its directors or officers (i) has been employed by the Company on a contingent basis, (ii) is an affiliate of IHI, the underwriters of the common stock identified in the Registration Statement (the “Underwriters”) or any of their respective affiliates, (iii) has any substantial interest, direct or indirect, in IHI, the Underwriters or any of their respective affiliates, or will receive a substantial interest, direct or indirect, in IHI, the Underwriters or any of their respective affiliates in connection with the Offering, or (iv) is connected with IHI, the Underwriters or any of their respective affiliates as an officer, employee, promoter, underwriter, trustee, partner, director or person performing similar functions.

Sincerely,

ICF SH&E, Inc.

/s/ John J. Mowry
By:	John J. Mowry
Title:	Vice President